EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements of Lodgian, Inc. and management’s report on the effectiveness of internal control over financial reporting (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the Successor Company’s adoption of the provisions of Statement of Financial Accounting Standards No. 150), dated March 16, 2005, appearing in the Annual Report on Form 10-K of Lodgian, Inc. for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
April 27, 2005